Exhibit 10.2

SECOND AMENDMENT TO

AMENDMENT AND RESTATED CLIFFS 2007 INCENTIVE EQUITY PLAN

THIS AMENDMENT is made this 13th day of March, 2012, by Cliffs Natural Resources Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company, with the approval of the Company’s Board of Directors (“Board”) on March 13, 2012, but contingent upon receiving approval of the Company’s shareholders at the Annual Meeting of Shareholders held on May 8, 2012, and the approval of the Company’s shareholders on May 8, 2012, adopted the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan (the “2012 Plan”); and

WHEREAS, it is the desire of the Company and the Board to discontinue the issuance of any new awards under the Amended and Restated Cliffs 2007 Incentive Equity Plan, as amended (the “Plan”), as shareholder approval of the 2012 Plan has been obtained;

WHEREAS, the Board has the power to amend or discontinue the Plan pursuant to Section 14.1 thereof;

NOW, THEREFORE, effective as of May 8, 2012, the Board hereby amends the Plan as follows:

(1)    Section 14.4 to the Plan is amended in its entirety to read as follows:

14.4    Term. This Plan shall terminate on May 8, 2012. See Section 14.5 for the effect of this termination on Awards outstanding on such date of termination.

(2)    Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as the date first written above.

CLIFFS NATURAL RESOURCES INC.

BY:	/s/ James Michaud
James Michaud Senior Vice President, Human Resources